Exhibit 10.2a

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated August 18, 2010 by and among BU Financial Holdings LLC, a Delaware limited liability company (“Holdings”), BU Financial Corporation, a Delaware corporation (“InterCo,” and together with Holdings, the “Company”), and John A. Kanas (“Executive”).

WHEREAS, BankUnited, a federally chartered thrift institution (“NewBank”), Holdings, InterCo and Executive previously entered into an Employment Agreement dated July 10, 2009 (the “Original Agreement”);

WHEREAS, NewBank and Executive have entered into a new employment agreement, dated as of the date hereof (the “NewBank Agreement”). which amended and restated the Original Agreement in its entirety, and pursuant to which Executive serves as Chief Executive Officer of NewBank; and

WHEREAS, Holdings, InterCo and Executive desire to enter into this Agreement, pursuant to which Executive will serve as Chief Executive Officer of Holdings and InterCo.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                  Term of Employment.

Subject to the provisions of Section 7 of this Agreement. Executive shall continue to be employed by the Company for a period that commenced on July 10, 2009 (the -Effective Date”) and will end on the third anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Board of Directors of the Company (the “Company Board”) may elect to extend the Employment Term for an additional one-year period, unless the Company or Executive provides the other party with Notice (as defined in Section 12(i)) 90 days prior to the next Extension Date that the Employment Term shall not be so extended.

2.                  Position.

(a)                        During the Employment Term, Executive shall serve as the Chief Executive Officer of Holdings and InterCo. Executive shall report directly to the Board of Directors of the Company (the “Company Board”) and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company. If requested, Executive shall also serve as an officer or member of the board of directors of the Company’s subsidiaries, in each case, without additional compensation.

(b)                       During the Employment Term, and subject to the performance of Executive’s duties pursuant to the NewBank Agreement, Executive will devote

Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the NewBank Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) from continuing to, or subject to the prior approval of the NewBank Board, from accepting appointment to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 8 and 9.

3.                  Compensation.

(a)                        Base Salary.

During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $1,125,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s base salary may be increased (but not decreased) as may be determined from time to time in the sole discretion of the Company Board or the Board of Directors of NewBank (the “NewBank Board”) (the Company Board or the NewBank Board, as applicable, are referred to herein as the “Board”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)                       Discretionary Annual Bonus.

During each full fiscal year during the Employment Term, Executive shall be eligible to earn a discretionary annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole and absolute discretion of the Board, provided that it is the expectation of the parties that no such Annual Bonus shall be awarded to Executive during the Employment Term.

4.                  Equity Arrangements.

Executive has entered into arrangements with regard to Executive’s equity arrangements with Holdings.

5.                  Employee Benefits.

Unless otherwise determined by the Board, during any period that Executive is employed by NewBank, Executive shall not be entitled to participate in the Company’s benefit plans or to receive any perquisites provided by the Company to its employees.

6.                  Business Expenses.

During the Employment Term and in accordance with the Company policies, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

7.                  Termination.

The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon at least 30 days’ advance Notice to Executive (provided, however, that a termination with Cause (as defined in the NewBank Agreement) shall be effective immediately, subject to any applicable procedures set forth in such definition of Cause) and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its subsidiaries (except with respect to any equity arrangements, which shall be exclusively governed by the terms of such equity arrangements).

(a)                      By the Company with Cause or By Executive other than as a result of Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than for Good Reason (as defined in the NewBank Agreement), provided that (as set forth above) Executive will be required to give the Company at least 30 days’ advance Notice of a such a resignation.

(ii)  If Executive’s employment is terminated by the Company with Cause (or Executive resigns at a time when grounds for Cause exist, provided that the Board shall have delivered a Cause Notice (as defined in the NewBank Agreement) to Executive within ten (10) business days of such termination of employment), or Executive voluntarily resigns without Good Reason, Executive shall be entitled to receive:

(A)  the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B)  any Annual Bonus awarded by the Board, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C)  such fully vested and non-forfeitable employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)                     Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company by reason of Executive’s Disability (as defined in the NewBank Agreement).

(ii)  Upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. In addition, upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive (to the extent applicable and to the extent Executive participated in such plans immediately prior to such termination) and Executive’s eligible dependents (to the extent covered under such plan immediately prior to such termination) shall be entitled to receive continued coverage under the Company’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage), at the Company’ sole expense, for twenty-four months from Executive’s date of termination of employment with the Company as a result of Executive’s Disability or death (such period, the “Coverage Period”); provided, however, that if such continued coverage cannot be provided under the applicable plan(s) for longer than eighteen months, the Company shall pay Executive (or his estate, as applicable), on the first business day of each month thereafter, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the twenty-four month period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Coverage Period.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                      By the Company without Cause or Voluntary Resignation by Executive for Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or voluntarily by Executive for Good Reason.

(ii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)  the Accrued Rights;

(B)  a payment of an aggregate amount equal to the product of (x) two (2) and (y) the sum of Executive’s Base Salary and the Annual Bonus paid or payable to Executive, if any, for the fiscal year immediately preceding Executive’s termination of employment which aggregate amount shall be payable to Executive in a lump sum within 60 days following Executive’s termination of employment; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other plans, programs or arrangements of the Company or its subsidiaries; and

(C)  continued coverage under the Company’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for Executive and Executive’s dependents (to the extent covered under such plan immediately prior to such termination), at the Company’s sole expense, until the earlier of (i) twenty-four months from Executive’s date of termination of employment with the Company and (ii) the date Executive is or becomes eligible for comparable coverage under health plans of another employer (such period the “Continued Coverage Period”); provided, however, that if such coverage is longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), the Company shall pay Executive, on the first business day of each month, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Continued Coverage Period.

Amounts payable to Executive under subparagraphs (B) and (C) above, are subject to Executive providing a release of all claims to the Company and its affiliates in the form attached hereto as Exhibit A (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) no later than the 59th day following termination of employment (and the Company may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                       Non-Renewal of Employment Term by Executive. In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this

Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment under this Section 7(d), except as set forth in this Section 7(d). Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)                      Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(f)                        Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g)                     Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors of any subsidiary of the Company, NewBank or InterCo, if applicable, and agrees to resign as an officer of each of the Company, NewBank, InterCo and each of their respective subsidiaries.

8.                  Non-Competition; Non-Solicitation of Employees; Non-Disparagement.

(a)                      Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, NewBank and their affiliates and accordingly agrees as follows:

(i)  Executive will not, within eighteen months following the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary resignation without Good Reason (which, for the avoidance of doubt, shall include, without limitation, Executive providing Notice described in Section 1 of this Agreement that Executive is not extending the Employment Term and/or any termination of employment thereafter) (the “Post-Termination Period”) or during the Employment Term (collectively with the Post-Termination Period, the “Restricted  Period”), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) or holding company thereof that: (i) has more than 75% of its deposits (as defined in 12 U.S.C. Section 1813(1)) in the State of Florida (with such applicable percentage reduced to 50% of deposits after the one-year anniversary of the Effective Date); (ii) has more than 75% of its branches (measured by physical presence) in the State of Florida (with such applicable percentage reduced to 50% of branches after the one-year anniversary of the Effective Date); (iii) has its principal place of business or headquarters in the State of Florida; or (iv) is an entity (or successor thereto) described in Section 3.7(c)(iv) of the Amended and Restated Limited Liability Company Agreement of Holdings, as it may be amended, supplemented or modified from time to time (the “LLC Agreement”) (each, a “Competitive Business”).

(ii)  During the Post-Termination Period, Executive will not initiate or respond to communications with any of the employees of InterCo, NewBank or its subsidiaries who earned annually $150,000 or more as an InterCo, NewBank or subsidiary employee during the twelve-month period prior to the termination of such individual’s employment with InterCo, NewBank or its subsidiary, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

(iii)  Executive will not at any time (whether during or after the Employment Term), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon NewBank or any of its affiliates or any of the Directors (as defined in the LLC Agreement) or original Investor Members (as defined in the LLC Agreement) or that is or reasonably would be expected to be damaging to the reputation or business of NewBank or any of its affiliates or any of the Directors or original Investor Members. Each of the Company and NewBank on behalf of itself and its respective directors and senior officers agrees that neither the Company nor NewBank and their respective directors and senior officers, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation or business of Executive.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b)                       It is expressly understood and agreed that although the parties to this Agreement consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)                        The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s or NewBank’s application for injunctive relief.

9.                  Confidentiality.

(a)                        Executive will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside NewBank or its affiliates (other than its professional advisers who are hound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances. investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of NewBank, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to NewBank or its affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)                       “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company or NewBank of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company or NewBank to obtain a protective order or similar treatment.

(c)                        Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or governmental agencies,

the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)                       Upon termination of Executive’s employment with the Company or NewBank for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by NewBank, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company or NewBank, at the Company’s or NewBank’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of NewBank, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company and NewBank regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e)                        Except as otherwise expressly set forth herein, the provisions of Sections 8, 9 and 10 of this Agreement shall survive the termination of Executive’s employment for any reason.

10.            Specific Performance.

Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would he inadequate and the Company and its affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.

11.            Excise Tax.  In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by or on behalf of NewBank, the Company or any affiliate, whether pursuant to this Agreement or otherwise, is or may become subject to the tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law), Executive shall be entitled to the payments and benefits set forth in the NewBank Agreement, pursuant to the terms and conditions set forth therein.

12.              Miscellaneous.

(a)                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b)                       Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings among the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of the Company of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c)                        No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)                       Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)                        Assignment. This Agreement, and all of the respective parties’ rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by the parties hereto. Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)                          Set-Off: No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor, except as provided in Section 7(c)(ii)(C)(ii).

(g)                       Compliance with Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A), (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax, (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)                       Successors; Binding Agreement. This Agreement shall inure to the benefit of and he binding upon personal or legal representatives, executors, administrators, successors. heirs, distributees, devisees and legatees. For the avoidance of doubt, the parties to this Agreement shall continue to be bound by the terms of this Agreement (or shall require any successor to be bound by the terms of this Agreement) following an Initial Public Offering of the Company or one of its affiliates. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to Executive’s estate.

(i)                           Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall he deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested; postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

BankUnited
14817 Oak Lane
Miami Lakes, Florida 33016

If to Executive, addressed to the most recent address of Executive set forth in the personnel records of the Company.

(j)                           Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound; provided that the Company hereby acknowledges and agrees that the performance of Executive’s duties pursuant to the NewBank Agreement shall in no way constitute a breach of this Agreement.

(k)                        Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, other than the NewBank Agreement.

(l)                           Cooperation.  If and to the extent requested by the Company or any of its subsidiaries, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. In respect of the foregoing cooperation, the Company shall provide reasonable compensation to Executive and shall reimburse Executive promptly for reasonable out-of-pocket expenses (including travel costs, lodging and meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred. This provision shall survive any termination of this Agreement.

(m)                     Compliance with Code Section 162(m).  Prior to such time that the Company or any of its affiliates undergoes an Initial Public Offering, the Board and Executive agree to discuss in good faith, to the extent requested by the Board in writing on a timely basis, whether to amend Section 3 of this Agreement in order to maintain the deductibility of the compensatory arrangements described in Section 3 of this Agreement to the extent the deductibility of such compensatory arrangements would be limited by the application of Section 162(m) of the Code, provided that Executive shall not be required to amend this Agreement in a manner that would, as determined in the Executive’s sole discretion, adversely effect Executive’s overall compensation under this Agreement.

(n)                       Joint and Several Liability.  Holdings and InterCo shall bear joint and several liability with respect to all of the obligations to Executive set forth hereunder and with respect to all of the obligations of NewBank under the NewBank Agreement.

(o)                       Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(p)                       Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

BU FINANCIAL HOLDINGS LLC

/s/ Rajinder P. Singh
By:
Title:

BU FINANCIAL CORPORATION

/s/ Rajinder P. Singh
By:
Title:

EXECUTIVE

/s/ John A. Kanas
JOHN A. KANAS

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by John A. Kanas (“Executive”).

WHEREAS, Executive, BU Financial Holdings LLC with offices at 14817 Oak Lane, Miami Lakes, FL 33016 (“Holdings”) and BU Financial Corporation with offices at 14817 Oak Lane, Miami Lakes, FL 33016 (“InterCo”) entered into an Employment Agreement (the “Employment Agreement”) dated August 18, 2010 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment for Good Reason (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(ii) of the Employment Agreement. a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(ii)(B) and (C) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.                                       Executive, for himself and his heirs, assigns, executors and administrators, hereby fully and finally waives, discharges and releases the Company Group (as defined below), including each of the Company Group’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, employees, agents and representatives, and each of their heirs and assigns (collectively, the “Released Parties”), from any and all claims, suits, promises, contracts, liabilities, obligations and damages arising on or prior to the date hereof relating to his employment with the Company Group or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims (whether written or oral), claims arising under tort, covenant, public policy or otherwise, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, claims under the laws, including the labor laws of any state or locality, all claims under related common law, statutes, and administrative and executive orders at the federal, state and local levels of government, and any claims to any payments or benefits from employment with the Company Group, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 7(c)(iii) of the Employment Agreement (ii) any rights Executive has to indemnification under the Amended and Restated Limited Liability Company Agreement of BU Financial Holdings, LLC dated as of May 21, 2009, as it may be amended from time to time or otherwise or coverage under directors’ and officers’ liability insurance policies, (iii) any direct or indirect holdings of equity in the Company and its subsidiaries or affiliates or any vested awards (or awards which may vest) which Executive has under any equity, equity-based, profits interest, stock option or similar plan, agreement or program, which equity and awards shall be subject to all the terms and conditions of such documents, and (iv) any claims for accrued and vested benefits under any of the Company Group’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company Group that could form the basis for any claim by him against the Company Group under the worker’s compensation laws of any jurisdiction. For the purposes of this Release of Claims, the term “Company Group” shall mean Holdings, InterCo, BankUnited, and each of their respective subsidiaries.

2.                                       Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates); provided, however, that Executive shall not be prevented from challenging or seeking a determination in good faith of the validity of this Release of Claims under AREA or enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates.

3.                                       Executive acknowledges that he is subject to certain post-employment restrictions under the terms of the Employment Agreement, including, without limitation, a non-disparagement covenant pursuant to Section 8 of the Employment Agreement and a confidentiality covenant pursuant to Section 9 of the Employment Agreement and hereby reaffirms his obligations thereunder.

4.                                       Executive affirms that he has returned all property in Executive’s possession of the Company, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company’s business. In addition, Executive has returned all electronic documents or records relating to the Company that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any presentations stored in hard copy or electronically. Further, if Executive stored any information relating to the Company on a personal computer or other storage device, Executive affirms that he has permanently deleted such information; provided, however, that, prior to deleting that information, Executive printed out one copy and provided it to the Company.

5.                                       This Release of Claims shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

6.                                       Each of the sections contained in this Release of Claims shall be enforceable independently of every other section in this Release of Claims, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release of Claims.

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7.                                       This Release of Claims, together with the Employment Agreement, represents the complete agreement between Executive and the Company concerning the subject matter in this Release of Claims and supersedes all prior agreements or understandings, written or oral. This Release of Claims may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release of Claims except such statements as are expressly set forth herein or in the Employment Agreement.

8.                                       EXECUTIVE ACKNOWLEDGES THAT HE IS RELEASING ALL CLAIMS UNDER ADEA AND HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT HE HAS CAREFULLY READ AND SIGNED THIS RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT THE CONSIDERATION GIVEN FOR THIS RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED, AND HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE OF CLAIMS. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS RELEASE OF CLAIMS DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND ‘THAT THE RELEASE OF CLAIMS SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AND NEITHER THE COMPANY NOR ANY OTHER PARTY IS OBLIGATED TO PROVIDE ANY PAYMENTS OR BENEFITS TO EXECUTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

9.                                       Nothing contained herein shall be construed as an admission by the Company Group of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

John A. Kanas

Date: ,20

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